================================================================================

                     MALL INTERMEDIATE HOLDING COMPANY, LLC


                       LIMITED LIABILITY COMPANY AGREEMENT

================================================================================

                                TABLE OF CONTENTS



                                                                            Page

ARTICLE I         DEFINITIONS AND USAGE........................................1

ARTICLE II        FORMATION; NAME; TERM........................................3
         2.1      Formation....................................................3
         2.2      Company Name.................................................3
         2.3      Effective Date...............................................3
         2.4      Term.........................................................3
         2.5      Registered Agent and Office..................................3
         2.6      Principal Place of Business..................................3
         2.7      Filings......................................................4
         2.8      Purpose......................................................4
         2.9      Authorized Person............................................4
         2.10     Assets.......................................................4
         2.11     Separateness from Affiliates.................................4

ARTICLE III       CAPITAL CONTRIBUTION.........................................5

ARTICLE IV        DISTRIBUTIONS................................................5
         4.1      General......................................................5
         4.2      Limits on Distributions......................................5
         4.3      Withholding..................................................5

ARTICLE V         ACCOUNTING; FINANCIAL AND TAX MATTERS........................6
         5.1      Accounting Method............................................6
         5.2      Accounting Records...........................................6
         5.3      Fiscal Year..................................................6
         5.4      Reports......................................................6
         5.5      Bank and Investment Accounts.................................6
         5.6      Tax Elections and Accounting Decisions.......................6
         5.7      Tax Classification...........................................6

ARTICLE VI        MANAGEMENT BY THE MEMBER.....................................7
         6.1      Management by the Members....................................7
         6.2      Admission of New Members.....................................7
         6.3      Power of Members.............................................7

ARTICLE VII       LIABILITY; EXCULPATION; INDEMNIFICATION......................7
         7.1      Liability of Members.........................................7
         7.2      Duties and Liabilities of Covered Persons....................7
         7.3      Indemnification..............................................8

ARTICLE VIII      TRANSFERS....................................................9
         8.1      General Restrictions.........................................9

                                                                            Page
         8.2       Violative Transfers.........................................9

ARTICLE IX         BANKRUPTCY; TERMINATION; DISSOLUTION;
                   LIQUIDATION AND WINDING-UP..................................9
         9.1       Bankruptcy..................................................9
         9.2       Termination of the Company..................................9
         9.3       Liquidation and Winding-Up..................................9
         9.4       Survival of Rights, Duties and Obligations.................10

ARTICLE X          GENERAL PROVISIONS.........................................10
         10.1      Notices....................................................10
         10.2      Entire Agreement; Non-Waiver...............................10
         10.3      Further Assurances.........................................11
         10.4      Amendment..................................................11
         10.5      Applicable Law.............................................11
         10.6      Severability...............................................11
         10.7      Table of Contents and Headings.............................11

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                     MALL INTERMEDIATE HOLDING COMPANY, LLC


     This Limited Liability Company Agreement (this "Agreement") of Mall Intermediate Holding Company, LLC, a Delaware limited liability company (the "Company"), dated as of November 14, 1997, is adopted and entered into by Venetian Casino Resort, LLC, a Nevada limited liability company ("Venetian Casino Resort"), as sole Member ("Member"), (the "Member" and collectively, with all other Persons who from time to time become Members pursuant to this Agreement, the "Members"), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. ss. 18-10, et seq.), as amended from time to time (the "Act"), and the terms of this Agreement.

     WHEREAS, the Company was formed on September 24, 1997, pursuant to the Act; and

     WHEREAS, on September 25, 1997, the Company formed Grand Canal Shops Mall Holding Company, LLC ("Grand Canal Holding") and its purpose is to hold interests in Grand Canal; and

     WHEREAS, on November 14, 1997, the Company's Member, Venetian Casino Resort, contributed a 100% interest in Grand Canal Shops Mall, LLC ("Grand Canal") to the Company and the Company contributed such interest in Grand Canal to Grand Canal Holding.

     NOW, THEREFORE, the Member hereby agrees as follows:


                                    ARTICLE I

                              DEFINITIONS AND USAGE

     1.1 "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by, or is under direct or indirect common control with, such Person. "Control," when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the manage ment and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have correlative meanings.

     1.2 "Bank Facility" shall mean the Credit Agreement dated as of November 14, 1997, among Venetian Casino Resort, LVSI and the lenders named therein,

Goldman Sachs Credit Partners, L.P., as arranger and syndication agent and The Bank of Nova Scotia, as administrative agent, as revised, amended, modified or restated.

     1.3 "Certificate" shall mean the certificate of formation of the Company substantially in the form attached hereto as Exhibit A.

     1.4 "GAAP" shall mean generally accepted accounting principles as in effect in the United States from time to time.

     1.5 "LVSI" shall mean Las Vegas Sands, Inc. and its successors.

     1.6 "Loan" shall mean (i) any indebtedness of Venetian Casino Resort and LVSI under the Bank Facility, (ii) any indebtedness of Venetian Casino Resort and LVSI under the credit agreement between LVSI, Venetian Casino Resort, Grand Canal Shops Mall Construction, LLC and GMAC Commercial Mortgage Corporation, as revised, amended, modified or restated, (iii) any indebtedness under the 12-1/4% Mortgage Notes due 2004 issued by Venetian Casino Resort and LVSI pursuant to the indenture, dated as of November 14, 1997, among Venetian Casino Resort, LVSI, certain guarantors named therein and First Trust National Association, as trustee, as revised, amended, modified or restated or (iv) any indebtedness under the 14-1/4% Senior Subordinated Notes due 2005 issued by Venetian Casino Resort and LVSI pursuant to the Indenture, dated as of November 14, 1997 among Venetian Casino Resort, LVSI, certain guarantors named therein and First Union National Bank, as trustee, as revised, amended, modified or restated.

     1.7 "Person" shall mean any individual, partnership, company, corporation, limited liability company, trust, estate, unincorporated association, syndicate, joint venture or organization, or any government or any department, agency or political subdivision thereof, or any other entity.

     1.8 "Transfer" shall mean any transfer, sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of security interest, lien or trust (voting or otherwise) or other encumbrance or other disposition of any interests. "Transferor" and "Transferee" have correlative meanings and, in addition, shall mean any Person who, in the case of a Transferor, issues securities and, in the case of a Transferee, acquires securities so issued.

     1.9 Cross References. Each of the following terms shall have the meaning assigned thereto in the Section of this Agreement set forth below opposite such term:


     Act................................................................Preamble
     Agreement......................................................... Preamble
     Company............................................................Preamble
     Covered Person.......................................................7.2(a)
     Effective Date..........................................................2.3
     Grand Canal........................................................Preamble
     Grand Canal Holding................................................Preamble
     Loan Documents.........................................................2.10

     Members...........................................................Preamble
     Venetian Casino Resort............................................Preamble

     1.10 Usage Generally. The definitions in Article I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by GAAP. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.


                                   ARTICLE II

                              FORMATION; NAME; TERM

     2.1 Formation. Venetian Casino Resort formed the Company as a limited liability company on September 24, 1997 under and pursuant to the provisions of the Act. The Member hereby agrees that the Company shall be governed by the terms and conditions of this Agreement.

     2.2 Company Name. The name of the Company shall be Mall Intermediate Holding Company, LLC.

     2.3 Effective Date. This Agreement shall become effective upon the execution by the Member (the "Effective Date").

     2.4 Term. The Company shall have perpetual existence unless sooner dissolved or terminated as provided in the Act or this Agreement.

     2.5 Registered Agent and Office. The Company's registered agent and office in Delaware shall be National Corporate Research, Ltd., 9 East Loockerman Street, Dover, DE 19901.

     2.6 Principal Place of Business. The principal place of business of the Company shall be at 3355 Las Vegas Boulevard South, Room 1H, Las Vegas, Nevada 89109
or at such other or additional place or places as the Member shall determine from time to time. The Company may have other offices, either within or outside of the State of Delaware, at such place or places as the Member may from time to time designate or the business of the Company may require.

     2.7 Filings. The Member promptly shall cause the execution and delivery of such documents and performance of such acts consistent with the terms of this Agreement as may be necessary to comply with the requirements of law for the formation, qualification and operation of a limited liability company under the laws of each jurisdiction in which the Company shall conduct business.

     2.8 Purpose. The purpose for which the Company is formed and the nature of business proposed to be transacted and carried on by it shall be limited to the following: (i) acquiring and owning an interest in and serving and acting as a member of Grand Canal Holding pursuant to the terms of the limited liability company agreement of Grand Canal Holding, (ii) sharing the profits and losses and distributions therefrom, (iii) incurring indebtedness, making guaranties, granting security interests or otherwise providing credit support to the extent permitted by the Loan Documents, (iv) entering into any transaction with any of its Affiliates to the extent permitted by this Agreement, and (v) engaging in activities incidental or ancillary thereto.

     2.9 Authorized Person. Bart S. Goldstein hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file the Certificate.

     2.10 Assets.

         (a) So long as any of the Loan remains outstanding, the Company shall not take title to any personal or real property other than in the name of the Company.

         (b) So long as any of the Loan remains outstanding, the Company shall not commingle its property with the property of any of its Affiliates, except as permitted under the documents evidencing, securing or otherwise relating to the Loan (collectively, as the same may from time to time be amended, the "Loan Documents").

     2.11 Separateness from Affiliates. So long as any of the Loan remains outstanding, the Company shall (a) pay solely from its assets all obligations of any kind incurred by it and not pay from its assets the obligations of any other Person, except to the extent otherwise expressly permitted under the Loan Documents; (b) conduct business solely in its own name and hold itself out as a separate entity; (c) not enter into or be a party to any transaction with any Affiliate, except on terms which are no less favorable to the Company than would be obtained in a comparable arm's length transaction with an unrelated third party, except as permitted under the Loan Documents; (d) not acquire obligations or securities of its Member or any other Affiliates of such Member, except to the extent otherwise expressly permitted under the Loan Documents; (e) not make loans to any other Person or buy or hold evidence of indebtedness issued by any other Person, except as permitted under the Loan Documents; (f) maintain its bank accounts, books and records on a separate basis from those of any other Person and maintain a principal executive and administrative office through which its business is conducted separate from that of any Affiliate; provided, however, that the Company and any of its Affiliate may have offices in the same location provided there is a fair and appropriate allocation of overhead costs, if any, among the Company and/or any such Affiliate and each of the Company and any such Affiliate bears its fair share of such costs; (g) disclose in any consolidated financial statements for a group of which the Company is a member, the Company's separate legal existence and indicate that the assets and liabilities of the Company are intended to be available only to the creditors of the Company; (h) observe all limited liability company formalities regarding its existence, memorializing the determinations of the Member on all significant transactions, paying the salaries of its own employees, if any (or paying a proportionate share of the salary of any employee of any Affiliate who performs work for both the Company and such Affiliate) and preparing, filing and paying all taxes of the Company; (i) use separate stationery, invoices and checks; (j) correct any known misunderstanding regarding its separate identity; (k) not identify itself as a division of any other Person; (l) not be the obligor or guarantor of, or otherwise be responsible for, the payment of any obligations for borrowed money, except as permitted under the Loan Documents; and (m) not amend Sections 2.8,
2.10 and 2.11 of this Agreement in any manner, except as permitted under the Loan Documents. Nothing hereinabove contained shall in any way limit the ability of the Company to pay distributions to its Member.


                                   ARTICLE III

                              CAPITAL CONTRIBUTION

     On or prior to the Effective Date, Venetian Casino Resort has contributed to the capital of the Company non-managing membership interests representing a 100% interest in Grand Canal and a 100% interest in Grand Canal Holding. From time to time, the Member may make additional capital contributions in cash, real property or other property to the Company.


                                   ARTICLE IV

                                  DISTRIBUTIONS

     4.1 General. The Company shall make such distributions as shall be determined by the Member. No Member shall be entitled to receive any distribution from the Company except as provided in this Agreement.

     4.2 Limits on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member with respect to such Member's interest if such distribution would violate
Section 18-607 of the Act or other applicable law.

     4.3 Withholding. Any payments required to be made by the Company to the Member hereunder shall be net of any and all amounts required to be deducted and withheld from such payments under applicable law. The Member hereby consents to the deduction and withholding of any such amounts, agrees to cooperate fully with the Company in determining the amount of any required withholdings, and agrees promptly to return to the Company upon request any amounts that the Company erroneously fails to deduct and withhold from any payment hereunder.


                                    ARTICLE V

                      ACCOUNTING; FINANCIAL AND TAX MATTERS

     5.1 Accounting Method. The Company shall keep its accounting records and shall report its profits or losses on the accrual method of accounting in accordance with GAAP.

     5.2 Accounting Records. The Company shall keep complete and accurate business and accounting records reflecting all transactions of the Company. The Company's records shall be maintained at the principal place of business of the Company and shall be subject to inspection or examination by the Member at all reasonable times.

     5.3 Fiscal Year. The fiscal year of the Company initially shall end on December 31 of each year.

     5.4 Reports.

         (a) The Company shall prepare, or cause to be prepared, and shall file all tax returns, be they information returns or otherwise, which are required to be filed with the Internal Revenue Service, state and local tax authorities and foreign tax jurisdictions, if any. A copy of such returns shall be furnished to the Member.

         (b) The Company shall furnish the Member with all Company information required to be reported in the tax returns of the Member for tax jurisdictions in which the Company is considered to be doing business, including a report indicating the Member's share for income tax purposes of the Company's income, gain, credits, losses and deductions within 180 days after the end of the Company's fiscal year or as soon thereafter as possible, if the Company is unable to provide such information within such 180 day period.

     5.5 Bank and Investment Accounts. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Member, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Member. The funds of the Company shall not be commingled with the funds of any Person. All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such officer or officers of the Company as the Member may designate.

     5.6 Tax Elections and Accounting Decisions. All determinations as to tax elections and accounting principles shall be made by the Member.

     5.7 Tax Classification. The Member intends that the Company be disregarded as an entity separate from the Member for tax purposes effective as of the date of this Agreement. The Member shall not file any election for the Company to be taxable as an association for Federal tax purposes.


                                   ARTICLE VI

                            MANAGEMENT BY THE MEMBER

     6.1 Management by the Members. The Company shall be managed by the Member.

     6.2 Admission of New Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member or in accordance with the transfer provisions contained in Article VIII. Prior to the admission of any such additional member of the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have more than one Member.

     6.3 Power of Members. The Member shall have the power to exercise any and all rights or powers granted to the Member pursuant to the express terms of this Agreement. Except as otherwise specifically provided by this Agreement or required by the Act, no Member shall have the power to act for or on behalf of, or to bind, the Company.


                                   ARTICLE VII

                     LIABILITY; EXCULPATION; INDEMNIFICATION

     7.1 Liability of Members; Reimbursement of Managing Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act and other applicable law. The Member shall not be personally liable for any indebtedness, liability or obligation of the Company, except that the Member shall remain personally liable for the payment of any capital contributions required by Article III, and as otherwise set forth in this Agreement, the Act and any other applicable law. The Member shall be entitled to reimbursement from the Company for all reasonable out-of-pocket expenses that are incurred by the Member in its performance of the services rendered as Member of the Company or that otherwise directly relate to the purpose of the Company as provided in Section 2.8 hereof.

     7.2 Duties and Liabilities of Covered Persons.

         (a) To the extent that, at law or in equity, the Member, any Affiliate of the Member or any shareholders, partners, members, employees, representatives or agents of the Member or their respective Affiliates, any officer or any employee or agent of the Company (each a "Covered Person") has duties (including fiduciary duties) and liabilities related thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.

         (b) Unless otherwise expressly provided herein, (i) whenever a conflict of interest exists or arises between Covered Persons, or (ii) whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or the Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

         (c) Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

     7.3 Indemnification.

         (a) The Company shall indemnify any Covered Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding brought by or against the Company or otherwise, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such Covered Person is or was the Member, officer, employee or agent of the Company, or that such Covered Person is or was serving at the request of the Company as a partner, member, director, officer, trustee, employee or agent of another Person, against all expenses, including attorneys' fees and disbursements, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such action, suit or proceeding. Notwithstanding the foregoing, no indemnification shall be provided to or on behalf of any Covered Person if a judgment or other final adjudication adverse to such Covered Person establishes that his or her acts constituted intentional misconduct or gross negligence.

         (b) The indemnification provided by this Section 7.3 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnifi cation may be entitled under any agreement, determination of the Member or otherwise. The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 7.3 shall continue as to a Covered Person who has ceased to be a Member, officer, employee or agent (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                                  ARTICLE VIII

                                    TRANSFERS

     8.1 General Restrictions. The Member may not Transfer all or any portion of its interest (including any beneficial interest therein), unless the following conditions are met: (i) an instrument of Transfer executed by the Transferor and the Transferee of the interest shall be delivered to the Company; and (ii) the Transferee shall, if so requested, assume the obligations, if any, of the Transferor to the Company. Any Person that acquires an interest pursuant to this
Article VIII shall assume all obligations of the transferring Member.

     8.2 Violative Transfers. The Member may not make a Transfer of an interest in the Company in violation of Section 8.1, and any such Transfer shall be null, void and without effect.


                                   ARTICLE IX

        BANKRUPTCY; TERMINATION; DISSOLUTION; LIQUIDATION AND WINDING-UP

     9.1 Bankruptcy. The Member is authorized to file, on behalf of the Company, a petition for relief under title 11 of the United States Code.

     9.2 Termination of the Company. Upon the written consent to a dissolution by the Member, the Company shall be terminated on the 90th day after the occurrence of such event.

     9.3 Liquidation and Winding-Up. If the Company is dissolved pursuant to
Section 9.1, the Company shall be liquidated and wound up in accordance with the Act and the following provisions:

         (a) The assets, properties and business of the Company shall be liquidated by the Member as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. Notwithstanding the foregoing, if it is determined by the Member not to sell all or any portion of the properties and assets of the Company, such properties and assets shall be distributed in kind in the order of priority set forth in subsection (b); provided, however, that the fair market value of such properties and assets shall be used in determining the extent and amount of a distribution in kind of such properties and assets in lieu of actual cash proceeds of any sale or other disposition thereof.

         (b) The proceeds of sale of all or substantially all of the properties and assets of the Company and all other properties and assets of the Company not sold, as provided in subsection (a) above, and valued at the fair market value thereof as provided in such subsection (a), shall be applied and distributed as follows, and in the following order or priority:

             (i) First, to the payment of all debts and liabilities of the Company and the expenses of liquidation not otherwise adequately provided for;

             (ii) Second, to the setting up of any reserves that are reasonably necessary for any contingent unforeseen liabilities or obligations of the Company or of the Member arising out of, or in connection with, the Company; and

             (iii) Third, to the Member.

         (c) A Certificate of Cancellation shall be filed with the Secretary of State of the State of Delaware by the Member.

     9.4 Survival of Rights, Duties and Obligations. Termination, dissolution, liquidation or winding up of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.


                                    ARTICLE X

                               GENERAL PROVISIONS

     10.1 Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, postage prepaid, addressed to the party entitled to receive the same or delivered personally to such party, or telegraphed, telexed, sent by facsimile transmission or sent by overnight courier, in each case to the address or facsimile telephone number therefor set forth below:

If to Venetian Casino Resort, LLC:

                           Venetian Casino Resort, LLC
                           3355 Las Vegas Boulevard South
                           Room 1C
                           Las Vegas, Nevada  89109
                           Attn:  General Counsel
                           Telefax:  (702) 733-5499

or to such other address, in any such case, as the Member shall have last designated by notice to the Company. Notice shall be deemed to have been given on the day that it is so delivered personally, telegraphed, telexed or sent by facsimile transmission and the appropriate answer back received or, if sent by overnight courier, shall be deemed to have been given one day after delivery by the courier company, or if mailed, three days following the date on which such notice was so mailed.

     10.2 Entire Agreement; Non-Waiver. This Agreement constitutes the entire agreement of the Member. No delay on the part of the Member in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by the Member of any right hereunder or of any failure to perform or breach hereof by any other party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the Member, whether of a similar or dissimilar nature thereof.

     10.3 Further Assurances. The Member hereby agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

     10.4 Amendment. This Agreement may be amended from time to time only upon the written approval of the Member.

     10.5 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (other than its rules of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby).

     10.6 Severability. In the event that any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to either party of the remaining provisions of this Agreement.

     10.7 Table of Contents and Headings. The table of contents and headings in this Agreement are solely for convenience of reference and shall not affect the interpre tation or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed, by their respective duly authorized representatives, on the date first above written.

                                 MEMBER

                                 VENETIAN CASINO RESORT, LLC


                                 By:  Las Vegas Sands, Inc., as managing member


                                 By:   /s/ William P. Weidner
                                    -------------------------------------------
                                    Name:  William P. Weidner
                                    Title: President